As filed with the Securities and Exchange Commission on March 21, 2000

                                                 Registration No. 333-32342
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                ______________

                           AMENDMENT NO. 1 TO
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                _______________

                      AnswerThink Consulting Group, Inc.
            (Exact name of registrant as specified in its charter)

        Florida                                8748                        65-0750100
(State or other jurisdiction         (Primary Standard Industrial     (I.R.S.  Employer
of incorporation or organization)    Classification Code Number)      Identification No.)

                                _______________

                      AnswerThink Consulting Group, Inc.
                      1001 Brickell Bay Drive, Suite 3000
                             Miami, Florida 33131
                            Phone:   (305) 375-8005
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                _______________

                               Ted A. Fernandez
                     Chief Executive Officer and Chairman
                    c/o AnswerThink Consulting Group, Inc.
                      1001 Brickell Bay Drive, Suite 3000
                             Miami, Florida 33131
                            Phone:   (305) 375-8005
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                                _______________

                                With Copies to:

                             James E. Showen, Esq.
                            HOGAN & HARTSON L.L.P.
                          555 Thirteenth Street, N.W.
                            Washington, D.C.  20004
                                (202) 637-5600

  Approximate date of commencement of proposed sale to the public: As soon as possible after the effective date of this Registration Statement.
  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ______________


     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

================================================================================
                 SUBJECT TO COMPLETION, DATED MARCH 21, 2000

                              P R O S P E C T U S



                                978,644 Shares
                      AnswerThink Consulting Group, Inc.
                                 Common Stock
                               _________________

  We provide integrated consulting and technology-enabled solutions focused on the Internet and the electronic commerce marketplace. This prospectus relates to the offer and sale from time to time of up to 978,644 shares of our common stock by the stockholders named in this prospectus. This prospectus also covers such additional shares of our common stock as may be issuable to the selling stockholders in the event of a stock dividend, stock split, recapitalization or other similar change in our common stock. We will not receive any proceeds from the sale of the shares by the selling stockholders.

  Our common stock is quoted on The Nasdaq Stock Market under the symbol "ANSR." The last reported sale price of our common stock on The Nasdaq Stock Market on March 20, 2000, was $27.125 per share.

  Our principal executive offices are located at 1001 Brickell Bay Drive, Suite 3000, Miami, Florida 33131, and our telephone number is (305) 375-8005.

                               _________________

  Investing in our common stock involves various risks. See "Risk Factors" beginning on page 4.

                               _________________

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               _________________



The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

                               TABLE OF CONTENTS

Risk Factors.................................................................  4
About AnswerThink Consulting Group, Inc...................................... 11
Use of Proceeds.............................................................. 11
Selling Stockholders......................................................... 12
Plan of Distribution......................................................... 14
Legal Matters................................................................ 16
Experts...................................................................... 16
Where You Can Find More Information.......................................... 16



  You should rely only on the information contained in this prospectus or to which we have referred you. Neither we nor any of the selling stockholders have authorized anyone to provide you with different information. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may be accurate only on the date of this prospectus.

  If it is against the law in any state to make an offer to sell the shares (or to solicit an offer from someone to buy the shares), then this prospectus does not apply to any person in that state, and no offer or solicitation is made by this prospectus to any such person.

                                 RISK FACTORS

  An investment in our common stock involves risks. You should carefully consider the risks described below and the other information in this prospectus before you decide to buy our common stock. You should also consider the additional information set forth in our SEC report Form 10-K and in the other documents considered a part of this prospectus. See "Where You Can Find More Information." The trading price of our common stock could decline due to any of these risks, and you could lose all or part of your investment.

  Except for any historical information, the matters we discuss in this prospectus concerning AnswerThink contain forward-looking statements. Any statements in this prospectus that are not statements of historical fact, are intended to be, and are, "forward-looking statements" under the safe harbor provided by Section 27(a) of the Securities Act of 1933. Without limitation, the words "anticipates," "believes," "estimates," "expects," "intends," "plans" and similar expressions are intended to identify forward-looking statements. The important factors we discuss below, as well as other factors identified in our filings with the SEC and those presented elsewhere by our management from time to time, could cause actual results to differ materially from those indicated by the forward-looking statements made in this prospectus.


     We have a limited combined operating history and a history of losses.

     We were formed in April 1997. We have grown substantially since then, both internally and through acquisitions. Although some businesses we have acquired have operated for some time, we have a limited history of combined operations. Consequently, our historical financial information is not a good predictor of our future financial condition and performance. We have been expending and expect to continue to expend significant funds to build our infrastructure, hire consultants and expand our geographical presence. To the extent that our revenues do not increase as quickly as these costs and expenditures, our results of operations and liquidity could be materially and adversely affected. We may not sustain our historical revenue growth rates. If we experience slower revenue growth than expected or if our operating expenses exceed our expectations, we may not achieve profitability. If we achieve profitability in the future, we may not sustain it.

     Our quarterly operating results may vary.

     Our financial results may fluctuate from quarter to quarter. In future quarters, our operating results may not meet public market analysts' and investors' expectations. If that happens, the price of our common stock may fall. Many factors can cause these fluctuations, including:

  .  the number, size, timing and scope of client engagements;

  .  customer concentration;

  .  long and unpredictable sales cycles;

  .  contract terms of client engagements;

  .  degrees of completion of client engagements;

  .  client engagement delays or cancellations;

  .  competition for and utilization of employees;

  . how well we estimate the resources we need to complete client engagements;

  .  the integration of acquired businesses;

  .  pricing changes in the industry;

  . economic conditions specific to the Internet and information technology consulting; and

  .  general economic conditions.

A high percentage of our operating expenses, particularly personnel and rent, are fixed in advance of any particular quarter. As a result, if we experience unanticipated changes in client engagements or in employee utilization rates, we could experience large variations in quarterly operating results and losses in any particular quarter. Due to these factors, we believe you should not compare our quarter-to-quarter operating results to predict future performance.

     We are growing quickly. Future growth of our business could make it difficult to manage resources.

     We are experiencing substantial growth which we may not be able to manage effectively. Our business, financial condition and results of operations will be materially and adversely affected if we fail to manage growth effectively.
We plan to continue to expand our consulting organization, both internally and through acquisitions. We expect that we will need to continue to hire and retain management personnel and other employees. In addition, we must set fixed-price fees accurately, maintain high employee utilization rates and maintain the quality of our client engagements, particularly if the average size of our client engagements continues to increase.

     If we are unable to maintain our reputation and expand our name recognition, we may have difficulty attracting new business and retaining current clients and employees.

     We believe that establishing and maintaining a good reputation and name recognition are critical for attracting and retaining clients and employees. We also believe that the importance of reputation and name recognition is increasing and will continue to increase due to the growing number of providers of Internet services. If our reputation is damaged or if potential clients are not familiar with us or with the solutions we provide, we may be unable to attract new, or retain existing, clients and employees. Promotion and enhancement of our name will depend largely on our success in continuing to provide effective solutions. If clients do not perceive our solutions to be effective or of high quality, our brand name and reputation will suffer. In addition, if solutions we provide have defects, critical business functions of our clients may fail, and we could suffer adverse publicity as well as economic liability.

     We may need additional capital in the future, which may not be available to us at all or on favorable terms; the raising of additional capital could dilute your ownership in our company.

     In the future, we may need to raise additional funds, either through public or private debt or equity financing, to take advantage of expansion or acquisition opportunities, develop new solutions or compete effectively in the marketplace. Any additional capital raised through the sale of equity or equity-linked securities would dilute your ownership percentage in us. These securities could also have rights, preferences or privileges senior to those of your common stock. Furthermore, we may not be able to obtain additional financing when needed or on terms favorable to us or our stockholders. If additional financing is not available on favorable terms or at all, this may adversely affect our ability to develop or enhance our services, take advantage of business opportunities including acquisitions or respond to competitive pressures.

     We have risks associated with potential acquisitions or investments.

     Since we were founded, we have significantly expanded through acquisitions. In the future, we plan to pursue additional acquisitions. We will do this to:

  .  recruit well-trained, high-quality professionals;

  .  expand our service offerings;

  .  gain additional industry expertise;

  .  broaden our client base; and

  .  expand our geographic presence.

     We may not be able to integrate successfully businesses which we may acquire in the future without substantial expense, delays or other operational or financial problems. We may not be able to identify, acquire or profitably manage additional businesses. We may also require debt or equity financing for future acquisitions that may not be available on terms favorable to us, if at all. Also, acquisitions may involve a number of risks, including:

  .  diversion of management's attention;

  .  failure to retain key personnel;

  .  failure to retain existing clients;

  .  unanticipated events or circumstances;

  .  legal liabilities; and

  .  amortization of acquired intangible assets.

     We cannot assure you that client satisfaction or performance problems at a single acquired firm will not have a material adverse impact on our reputation as a whole. Further, we cannot assure you that our recent or future acquired businesses will generate anticipated revenues or earnings.

     We may be subject to claims for past acts of the companies that we acquire, which may subject us to increased expenses.

     We could experience financial or other setbacks if any of the businesses that we acquire had problems in the past of which we are not aware. To the extent any client or other third party asserts any legal claim against any of the companies we have acquired, our business, results of operations and financial condition could be materially and adversely affected.

     We may be negatively affected by the pending litigation against THINK New Ideas.

     As a result of our merger with THINK New Ideas, we assumed all potential costs and liabilities in connection with a class action lawsuit that was pending against THINK New Ideas and certain of its officers and directors at the time of the merger. If this lawsuit results in a significant judgment, we could be harmed. The consolidated class action seeks to recover unspecified damages, including punitive damages and other relief, as well as recovery of costs and expenses, stemming from allegedly false and misleading statements made by THINK New Ideas and certain of its officers and directors concerning the financial position and results of operations of THINK New Ideas. THINK New Ideas' motion to dismiss the lawsuit, which was filed prior to the merger, has not been ruled upon as of the date of this prospectus. Litigation poses inherent risks and uncertainties and a substantial judgment in this litigation could significantly harm us.


     We may not be able to hire, train, motivate, retain and manage professional staff.

     To succeed, we must hire, train, motivate, retain and manage highly skilled employees. Competition for skilled employees who can perform the services we offer is intense. We might not be able to hire enough of them or to train, motivate, retain and manage the employees we hire. This could hinder our ability to complete existing client engagements and bid for new client engagements. Hiring, training, motivating, retaining and managing employees with the skills we need is time-consuming and expensive.

     We could lose money on our contracts.

     As part of our strategy, we enter into capped or fixed-price contracts, in addition to contracts based on payment for time and materials. Because of the complexity of many of our client engagements, accurately estimating the cost, scope and duration of a particular engagement can be a difficult task. If we fail to make these estimates accurately, we could be forced to devote additional resources to these engagements for which we will not receive additional compensation. To the extent that an expenditure of additional resources is required on an engagement, this could reduce the profitability of, or result in a loss on, the engagement. In the past, we have, on occasion, engaged in significant negotiations with clients regarding changes to the cost, scope or duration of specific engagements. To the extent we do not sufficiently communicate to our clients, or our clients fail to adequately appreciate, the nature and extent of any of these types of changes to an engagement, our reputation may be harmed and we may suffer losses on an engagement.

     Lack of detailed written contracts could impair our ability to collect fees, protect our intellectual property and protect ourselves from liability to others.

     We try to protect ourselves by entering into detailed written contracts with our clients covering the terms and contingencies of the client engagement. In some cases, however, consistent with what we believe to be industry practice, work is performed for clients on the basis of a limited statement of work or verbal agreements before a detailed written contract can be finalized. To the extent that we fail to have detailed written contracts in place, our ability to collect fees, protect our intellectual property and protect ourselves from liability to others may be impaired.

     We sometimes agree not to perform services for our clients' competitors, which limits our business opportunities.

     Provisions in some of the agreements we have with our clients limit our right to enter into business relationships with competitors of that client for a specific time period. These provisions typically prohibit us from performing a broad range of our Internet services that we might otherwise be willing to perform for potential clients. These provisions are generally limited to six months and are sometimes further limited by office location or apply only to specific employees. These provisions may limit our ability to enter into engagements with new clients for specified periods of time. This may adversely affect our business opportunities and our revenues.

     Absence of dividends could reduce our attractiveness to investors.

     Some investors favor companies that pay dividends. We anticipate that for the foreseeable future we will follow a policy of not declaring dividends on common stock and instead retaining earnings, if any, for use in our business. If we do not pay dividends, your return on an investment in our common stock likely will depend on your ability to sell our stock at a profit.

     Our affiliates can control matters requiring stockholder approval because they own a large percentage of our common stock and they may vote this common stock in a way with which you do not agree.

     Our affiliates own approximately 25% of the outstanding shares of our stock. As a result, if these persons act together, they will have the ability to exercise substantial control over our affairs and corporate actions requiring stockholder approval, including the election of directors, a sale of substantially all our assets, a merger with another entity or an amendment to our certificate of incorporation. The ownership position of these stockholders could delay, deter or prevent a change in control and could adversely affect the price that investors might be willing to pay in the future for shares of our common stock.

     Our markets are highly competitive.

     We may not be able to compete effectively with current or future competitors. The Internet services market is relatively new and highly competitive. We expect competition to further intensify as this market rapidly evolves. Some of our competitors have longer operating histories, larger client bases, longer relationships with their clients, greater brand or name recognition and significantly greater financial, technical and marketing resources than we do. As a result, our competitors may be in a stronger position to respond more quickly to new or emerging technologies and changes in client requirements and to devote greater resources than we can to the development, promotion and sale of their services. Competitors could lower their prices, potentially forcing us to lower our prices and suffer reduced operating margins. We face competition from the following types of companies:

  .  Internet services firms;

  .  technology consulting firms and integrators;

  .  strategy consulting firms;

  . in-house information technology, marketing and design service departments of our current and potential clients.

     In addition, there are relatively low barriers to entry into the Internet services market. We do not own any patented technology that would stop competitors from entering this market and providing services similar to ours.
As a result, the emergence of new competitors may pose a threat to our business. Existing or future competitors may develop and offer services that are superior to, or have greater market acceptance than, ours, which could significantly decrease our revenues and the value of your investment.

     We may lose large clients or significant client engagements.

     Our client engagements are generally short-term arrangements, and most clients can reduce or cancel their contracts for our services without penalty and with little or no notice. As a result, if we lose a major client or large client engagement, our revenues will be adversely affected. We perform varying amounts of work for specific clients from year to year. A major client in one year may not use our services in another year. In addition, we may derive revenue from a major client that constitutes a large portion of total revenue for particular quarters. If we lose any major clients or any of our clients cancel or significantly reduce the scope of a large client engagement, our business, financial condition and results of operations could be materially and adversely affected. Also, if we fail to collect a large account receivable, we could be subjected to significant financial exposure. Consequently, you should not predict or anticipate our future revenue based upon the number of clients we currently have or the number and size of our existing client engagements.

     The Year 2000 issue may adversely affect us.

     We may become involved in disputes regarding Year 2000 problems involving solutions we developed or implemented or the integration of our solutions with other applications. As of the date of this prospectus, our systems have functioned properly with respect to dates starting in the Year 2000 and, to date, our clients have not informed us of any Year 2000 problems associated with the solutions we developed for them. However, Year 2000 problems may still affect us or our clients. If we or our clients experience Year 2000 problems, we may incur material financial losses, liability to our clients or damage to our reputation.

     Lack of growth or decline in Internet usage could cause our business to suffer.

     We expect to derive a significant portion of our revenue from client engagements involving the Internet. The Internet is new and rapidly evolving. Our business will be adversely affected if Internet usage, particularly among our clients and prospective clients and their customers and suppliers, does not continue to grow. A number of factors may inhibit Internet usage. These factors include:

  .  inadequate network infrastructure;

  .  security concerns;

  .  government regulation;

  .  reluctance to adopt new business methods;

  .  costs associated with the replacement of obsolescent infrastructure;

  .  inconsistent service quality; and

  .  lack of cost-effective, high-speed service.

     On the other hand, if Internet usage grows, the Internet infrastructure may not support the demands this growth will place on it. The Internet's performance and reliability may decline. In addition, outages and delays have occurred throughout the Internet network infrastructure and have interrupted Internet service, including as a result of malicious or criminal activities directed towards certain companies with Internet-based operations on web sites. If these outages or delays occur frequently in the future, Internet usage could grow at a slower rate or decline.

     We have risks associated with technology and technological change and depend on third-party software offerings.

     Our success will depend in part on our ability to develop information technology solutions that keep pace with continuing changes in information technology, evolving industry standards and changing client preferences. We cannot assure you that we will be successful in adequately addressing these developments in a timely and cost-effective manner. We cannot assure you that we will be successful in the marketplace even if we address these developments. Also, we cannot assure you that products or technologies others develop will not render our services uncompetitive or obsolete.

     We derive a significant portion of our revenue from client engagements in which we use technologies developed by our business partners, such as Siebel, Oracle, i2Technologies, Netscape, mySAP.com, Broadvision, Ariba, Commerce One and PeopleSoft, in implementing Internet solutions. Our future success in e-business solutions depends in part on our relationship with these business partners. We cannot assure you that we will continue to maintain a favorable relationship with these e-business software vendors. In addition, if these vendors are unable to maintain their leadership positions within the e-business software market, if the relationship we have with these organizations deteriorates or if these organizations elect to compete directly with us, our business could be harmed.

     We rely on our intellectual property rights.

     We rely upon a combination of nondisclosure and other contractual arrangements and trade secret, copyright and trademark laws to protect our proprietary rights and the proprietary rights of third parties from whom we license intellectual property. Although we enter into confidentiality agreements with our employees and limit distribution of proprietary information, there can be no assurance that the steps we have taken in this regard will be adequate to deter misappropriation of proprietary information or that we will be able to detect unauthorized use and take appropriate steps to enforce our intellectual property rights.

     Although we believe that our services do not infringe on the intellectual property rights of others and that we have all rights necessary to utilize the intellectual property employed in our business, we are subject to the risk of claims alleging infringement of third-party intellectual property rights. Any claims could require us to spend significant sums in litigation, pay damages, develop non-infringing intellectual property or acquire licenses to the intellectual property that is the subject of asserted infringement.

     Government regulation and legal uncertainties relating to the Internet could result in decreased demand for our services, increased costs or otherwise harm our business.

     Increased regulation of the Internet might slow the growth in use of the Internet, which could decrease demand for our services, increase our cost of doing business or otherwise harm our business. Congress, federal regulatory agencies and the states have recently passed legislation or taken other actions regulating certain aspects of the Internet, including:

  .  on-line content;

  .  interaction with children;

  .  copyright infringement;

  .  user privacy;

  .  taxation;

  .  access charges;

  .  liability for third-party activities;

  .  transmission of sexually explicit material;

  .  defamation;

  .  consumer protection; and

  .  jurisdiction.

     In addition, the three-year moratorium preventing state and local governments from taxing Internet access, taxing electronic commerce in multiple states and discriminating against electronic commerce is scheduled to expire on October 21, 2001. If the moratorium ends, state and local governments could impose these types of taxes or discriminate against electronic commerce. In addition, existing state and local laws that tax Internet related measures were expressly excluded from this moratorium. These regulations, and other attempts at regulating commerce over the Internet, could impair the viability of e-commerce and the growth of our business.

     Foreign governments have also taken actions to regulate aspects of the Internet, including user privacy and on-line content. Because we have business operations worldwide, we are subject to the laws and court systems of multiple jurisdictions. We may become subject to claims in foreign jurisdictions for violations of their laws. International litigation is often expensive, time consuming and distracting, and could have a material adverse affect on our business, financial condition and results of operations. In addition, federal, state and local governmental organizations as well as foreign governments are considering other legislative and regulatory proposals that would regulate the conduct of business on the Internet. We do not know how courts will interpret laws governing the Internet or the extent to which they will apply existing laws to the Internet. Therefore, we are not certain how existing or future laws governing the Internet or applied to the Internet will affect our business.

     We may encounter problems with any potential international operations.

     In connection with our pursuit of international opportunities, including possible acquisitions, we will face a number of potential difficulties, including cultural differences, currency exchange risks, the underdevelopment of an Internet infrastructure in some international markets and different government regulatory schemes. Additionally, we will need to devote significant managerial and financial resources to locate and retain qualified personnel for international operations, as well as to obtain the necessary technical and strategic support for international expansion. As a result, we may not be able to successfully promote our services or perform client engagements in international markets. If we fail to expand our operations internationally in a timely and effective manner, it may hinder our growth and ability to compete effectively and could harm our business reputation.

     The market price of our common stock may fluctuate widely.

     The market price of our common stock could fluctuate substantially due to:

  .  future announcements concerning us or our competitors;

  .  quarterly fluctuations in operating results;

  .  announcements of acquisitions or technological innovations; or

  .  changes in earnings estimates or recommendations by analysts.

     In addition, the stock prices of many technology companies fluctuate widely for reasons which may be unrelated to operating results. Fluctuations in our common stock's market price may affect our visibility and credibility. It may also impact our ability to finance our operations and retain personnel.

                   ABOUT ANSWERTHINK CONSULTING GROUP, INC.

   AnswerThink provides Internet services for clients ranging from Fortune 1000 to Internet start-up companies. Our practice areas include e-business strategy, interactive marketing and branding and technology architecture and integration. Our professionals in these areas help our clients improve their businesses through Internet-enabled commerce, including e-plexes, customer relationship management, procurement, human resources and financial management. We believe that our primary strengths that distinguish us from our competitors are our:

 .  understanding of new Internet business models;

 .  broad service offerings and end-to-end solutions;

 .  superior business process knowledge and benchmarking practice; and

 .  experience in large and complex technology engagements.

   The Internet has emerged globally as the new medium for communication and commerce. Rapid growth in the use of the Internet has provided businesses with a dramatically more cost-effective, 24x7 opportunity to reach potential customers, suppliers and business partners worldwide. This opportunity has enabled existing businesses to expand and has led to the creation of new businesses focused entirely on Internet-based delivery of products or services. In addition to the advantages for traditional businesses made possible by the Internet, new companies are being created with the sole purpose of developing online trading communities. These online trading communities, or ePlexes, use the Internet to quickly connect numerous buyers and sellers of a product or service.

   Our goal is to be the premier provider of Internet services for organizations seeking to compete in the Internet economy. To achieve this goal, we intend to:

 .  enhance our brand;

 .  expand our client relationships;

 .  leverage and expand our knowledge base and intellectual capital;

 .  extend our strategic alliances;

 .  enhance our skill sets;

 .  increase our geographic coverage; and

 .  establish a venture strategy.


                                USE OF PROCEEDS


     The selling stockholders will sell all of the shares of common stock offered by this prospectus. Accordingly, we will not receive any of the proceeds from the sale of these shares.

                             SELLING STOCKHOLDERS


     The following table sets forth information with respect to the selling stockholders. During the two-year period following the date of this prospectus, each selling stockholder may sell some, all or none of the shares registered. The number of shares each will own at the end of such two-year period cannot be determined at this time as it will depend on whether and the extent to which each sells registered shares as well as whether each buys and/or sells other shares of our common stock.

                                                                       Number of
                                                                         Shares
Name of Owner                                          Shares Owned    Registered
------------                                           ------------    ----------
Capital Ventures International (1)                        283,792        283,792
Marshall Capital Management, Inc. (1)                     283,791        283,791
Angel Martinez (2)                                         14,000         14,000
Adam Curry (2)                                             28,000         14,000
Barry Wagner (2)                                           28,000         14,000
Richard Char (2)                                           28,000         14,000
Scott Metcalf (2)                                          28,000         14,000
Kenneth Orton (2)                                          28,000         14,000
Ronald Bloom (3)                                          379,003         14,000
Paul J. Puzzanghera (4)                                    83,756         83,756
Keith Rosenbloom (5)                                          805            805
Robert Bueret (5)                                             952            952
Cornelia Eldridge (5)                                       1,258            952
Michael Falk (5)                                            3,612          3,612
Cathy Ross (5)                                              1,500          1,500
Paul Ashcraft (6)                                         277,692        110,742
James Hartley (6)                                         277,692        110,742
                                                        ---------        -------
                                                        1,747,853        978,644
                                                        =========        =======

(1) Capital Ventures International and Marshall Capital Management, Inc. received their shares of AnswerThink's common stock and options and warrants to purchase AnswerThink common stock in connection with the November 5, 1999 merger of THINK New Ideas with AnswerThink. The merger was accomplished through an exchange of approximately 7,551,000 shares of AnswerThink's common stock for all outstanding shares of THINK New Ideas' capital stock. Each outstanding share of THINK New Ideas' common stock was converted into 0.70 shares of AnswerThink's common stock. In addition, warrants and options to purchase THINK New Ideas' common stock that had not been exercised at the effective time of the merger were converted into warrants and options to purchase shares of AnswerThink's common stock at the 0.70 exchange ratio. The merger was accounted for under the pooling-of-interests accounting method.

     Capital Ventures International is registering the resale of the following shares of AnswerThink's common stock: (i) 60,980 shares issuable upon the exercise of warrants to purchase AnswerThink common stock at an exercise price of $14.76 per share; (ii) 185,676 shares issued upon the exercise of options to purchase AnswerThink common stock; and (iii) 37,136 shares issuable upon the exercise of warrants to purchase AnswerThink common stock at an exercise price of $36.9375.


     Of the 283,792 shares listed as currently owned by Capital Ventures International, 98,116 of these shares are warrants to purchasae shares of common stock of AnswerThink.

     Marshall Capital Management is registering the resale of the following shares of AnswerThink's common stock: (i) 60,980 shares issuable upon the exercise of warrants to purchase AnswerThink common stock at an exercise price of $14.76 per share; (ii) 185,676 shares issued upon the exercise of options to purchase AnswerThink common stock; and (iii) 37,135 shares issuable upon the exercise of warrants to purchase AnswerThink common stock at an exercise price of $36.09375.


     Of the 283,791 shares listed as currently owned by Marshall Capital Management, 98,115 of these shares are warrants to purchase shares of common stock of AnswerThink.

(2) Messrs. Martinez, Curry, Wagner, Char, Metcalf and Orton were directors of THINK New Ideas, Inc. All of the shares of common stock listed as currently owned by Messrs. Martinez, Curry, Wagner, Char, Metcalf and Orton are options to purchase shares of common stock of AnswerThink.

(3) Mr. Bloom was a director of THINK New Ideas, Inc., and served as a director of AnswerThink through January 31, 2000. Of the 379,003 shares of common stock listed as currently owned by Mr. Bloom, 70,000 of these shares are options to purchase shares of common stock of AnswerThink.

(4) Mr. Puzzanghera received his shares of common stock of AnswerThink in connection with the Merger Agreement, dated as of April 27, 1998, by and among AnswerThink Consulting Group, Inc., AnswerThink Acquisition Subsidiary #1, Inc., Legacy Technology, Inc. and the Stockholders of Legacy Technology, Inc.

(5) Messrs. Rosenbloom, Bueret and Falk, Ms. Eldridge and Ms. Ross received their warrants to purchase shares of AnswerThink common stock in connection with the November 5, 1999 merger of THINK New Ideas with AnswerThink. At the time of the merger, their warrants to purchase shares of THINK New Ideas' common stock that had not been exercised prior to that time converted into warrants to purchase shares of AnswerThink's common stock at the 0.70 exchange ratio. All of the shares of common stock listed as currently owned by Messrs. Rosenbloom, Bueret and Falk and Ms. Ross represent warrants to purchase shares of AnswerThink common stock. Of the 1,258 shares of common stock listed as currently owned by Ms. Eldridge, 952 shares represent warrants to purchase shares of AnswerThink common stock.

(6) Messrs. Ashcraft and Hartley received their shares of common stock in connection with the November 5, 1999 merger of THINK New Ideas with AnswerThink. At the time of the merger, their shares of common stock of THINK New Ideas, Inc. were converted into shares of AnswerThink's common stock at the 0.70 exchange ratio. In addition, pursuant to the terms of the merger agreement, AnswerThink assumed the obligation of THINK New Ideas, Inc. to issue additional shares of common stock to Messrs. Ashcraft and Hartley pursuant to the terms of the Asset Purchase Agreement, dated as of March 10, 1999, by and among THINK New Ideas, Inc., Envision Group, James Hartley and Paul Ashcraft.

                             PLAN OF DISTRIBUTION

   The shares may be sold or distributed from time to time by the selling stockholders named in this prospectus, by their donees or transferees, or by their other successors in interest. The selling stockholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. Each selling stockholder reserves the right to accept or reject, in whole or in part, any proposed purchase of shares, whether the purchase is to be made directly or through agents.

   The selling stockholders may offer their shares at various times in one or more of the following transactions:

     . in ordinary brokers' transactions and transactions in which the broker solicits purchasers;
     . in transactions involving cross or block trades or otherwise on The Nasdaq Stock Market;
     . in transactions in which brokers, dealers or underwriters purchase the shares as principal and resell the shares for their own accounts pursuant to this prospectus;
     . in transactions "at the market" to or through market makers in the common stock or into an existing market for the common stock;
     . in other ways not involving market makers or established trading markets, including direct sales of the shares to purchasers or sales of the shares effected through agents;
     . through transactions in options, swaps or other derivatives which may or may not be listed on an exchange;
     .    in privately negotiated transactions;
     .    in transactions to cover short sales; or
     .    in a combination of any of the foregoing transactions.

   The selling stockholders also may sell their shares in accordance with Rule 144 under the Securities Act of 1933.

   From time to time, one or more of the selling stockholders may pledge or grant a security interest in some or all of the shares owned by them. If the selling stockholders default in performance of the secured obligations, the pledgees or secured parties may offer and sell the shares from time to time. The selling stockholders also may transfer and donate shares in other circumstances. The number of shares beneficially owned by selling stockholders who transfer, donate, pledge or grant a security interest in their shares will decrease as and when the selling stockholders take these actions. The plan of distribution for the shares offered and sold under this prospectus will otherwise remain unchanged, except that the transferees, donees or other successors in interest will be selling stockholders for purposes of this prospectus.

   A selling stockholder may sell short the common stock. The selling stockholder may deliver this prospectus in connection with such short sales and use the shares offered by this prospectus to cover such short sales.

   A selling stockholder may enter into hedging transactions with broker-dealers. The broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with the selling stockholder, including positions assumed in connection with distributions of the shares by such broker-dealers. A selling stockholder also may enter into option or other transactions with broker-dealers that involve the delivery of the shares to the broker-dealers, who may then resell or otherwise transfer such shares. In addition, a selling stockholder may loan or pledge shares to a broker-dealer, which may sell the loaned shares or, upon a default by the selling stockholder of the secured obligation, may sell or otherwise transfer the pledged shares.

   The selling stockholders may use brokers, dealers, underwriters or agents to sell their shares. The persons acting as agents may receive compensation in the form of commissions, discounts or concessions. This compensation may be paid by the selling stockholders or the purchasers of the shares for whom such persons may act as agent, or to whom they may sell as principal, or both. The compensation as to a particular person may be less than or in excess of customary commissions. The selling stockholders and any agents or broker-dealers that participate with the selling stockholders in the offer and sale of the shares may be deemed to be "underwriters" within the meaning of the Securities Act. Any commissions they receive and any profit they realize on the resale of the shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. Neither we nor any selling stockholders can presently estimate the amount of such compensation.

   If a selling stockholder sells shares in an underwritten offering, the underwriters may acquire the shares for their own account and resell the shares from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. In such event, we will set forth in a supplement to this prospectus the names of the underwriters and the terms of the transactions, including any underwriting discounts, concessions or commissions and other items constituting compensation of the underwriters and broker-dealers. The underwriters from time to time may change any public offering price and any discounts, concessions or commissions allowed or reallowed or paid to broker-dealers. Unless otherwise set forth in a supplement, the obligations of the underwriters to purchase the shares will be subject to certain conditions, and the underwriters will be obligated to purchase all of the shares specified in the supplement if they purchase any of the shares.

   We have advised the selling stockholders that during such time as they may be engaged in a distribution of the shares, they are required to comply with Regulation M under the Securities Exchange Act. With certain exceptions, Regulation M prohibits any selling stockholder, any affiliated purchasers and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. The foregoing restrictions may affect the marketability of the shares.

   Under our agreements with the selling stockholders, we are required to bear the expenses relating to this offering, excluding any underwriting discounts or commissions, brokerage fees, stock transfer taxes and fees of legal counsel to the selling stockholders. We estimate these expenses will total approximately $50,000.

   We have agreed to indemnify the selling stockholders against certain liabilities, including certain liabilities under the Securities Act.

   It is possible that a significant number of shares could be sold at the same time. Such sales, or the perception that such sales could occur, may adversely affect prevailing market prices for the common stock.

   This offering by any selling stockholder will terminate two years from the date of this prospectus or, if earlier, on the date on which the selling stockholder has sold all of his shares.

                                 LEGAL MATTERS

     The validity of our common stock offered hereby is being passed upon for AnswerThink by Frank A. Zomerfeld, Corporate Counsel of AnswerThink.


                                    EXPERTS

     The consolidated financial statements as of and for the year ended December 31, 1999 incorporated in this Prospectus by reference to AnswerThink's current report on Form 10-K filed with the SEC on March 10, 2000, have been so incorporated by reference in reliance on the report of PricewaterhouseCoopers LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements as of and for the year ended January 1, 1999 incorporated in this Prospectus by reference to AnswerThink's current report on Form 10-K filed with the SEC on March 10, 2000, except as they relate to triSpan, Inc., triSpan Software, Inc., and THINK New Ideas, Inc. have been audited by PricewaterhouseCoopers LLP, independent certified public accountants, and, insofar as they relate to triSpan, Inc. and triSpan Software, Inc., by Arthur Andersen LLP, independent public accountants, whose report appears in that current report, and, insofar as they relate to THINK New Ideas, Inc., by Ernst & Young LLP, independent public accountants, whose report appears in that current report. These financial statements have been incorporated by reference in reliance on the reports of these independent accountants given on the authority of these firms as experts in auditing and accounting.

   The consolidated financial statements as of and for the year ended January 2, 1998 incorporated in this Prospectus by reference to AnswerThink's current report on Form 10-K filed with the SEC on March 10, 2000, except as they relate to AnswerThink Consulting Group, Inc. prior to its restatement for the November 5, 1999 pooling of interests with THINK New Ideas, Inc. and except as they relate to triSpan, Inc. and triSpan Software, Inc. have been audited by Ernst & Young LLP, independent auditors, and, insofar as they relate to AnswerThink Consulting Group, Inc. prior to its restatement for the November 5, 1999 pooling of interests with THINK New Ideas, Inc., by PricewaterhouseCoopers LLP, independent certified public accountants, whose report appears in that current report, and, insofar as they relate to triSpan, Inc. and triSpan Software, Inc., by Arthur Andersen LLP, independent public accountants, whose report appears in that current report. These financial statements have been incorporated by reference in reliance on the reports of these independent accountants given on the authority of these firms as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

   We have filed with the SEC a registration statement on Form S-3 of which this prospectus forms a part. The registration statement, including the attached exhibits and schedules, contains additional relevant information about our common stock. The rules and regulations of the SEC allow us to omit some of the information included in the registration statement from this prospectus.

   In addition, we have filed reports, proxy statements and other information with the SEC under the Securities Exchange Act. You may read and copy any of this information at the following locations of the SEC:

        Public Reference Room           New York Regional Office             Chicago Regional Office
        450 Fifth Street, N.W.            7 World Trade Center                   Citicorp Center
             Room 1024                        Suite 1300                     500 West Madison Street
        Washington, D.C. 20549          New York, New York 10048                   Suite 1400
                                                                           Chicago, Illinois 60661-2511

   You may obtain information on the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330.

   The SEC also maintains an Internet web site that contains reports, proxy statements and other information regarding issuers, like AnswerThink, that file electronically with the SEC. The address of that site is http://www.sec.gov. The SEC file number for our documents filed under the Securities Exchange Act is 0-24343.

   The SEC allows us to "incorporate by reference" information into this prospectus. This means we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except for any such information that is superseded by information included directly in this document.

   This prospectus incorporates by reference the documents listed below that we have previously filed or will file with the SEC. They contain important information about us and our financial condition.

     . annual report on Form 10-K for the fiscal year ended December 31, 1999 filed on March 10, 2000; and

     . the description of our common stock contained in our Registration Statement on Form 8-A (File No. 000-24343), as filed with the SEC on May 21, 1998.

   All documents we file under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date hereof are incorporated by reference into and are a part of this prospectus from the date of filing of those documents.

   In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

   You can obtain any of the documents listed above from the SEC, through the SEC's Web site at the address described above, or directly from us, by requesting them in writing or by telephone at the following address:

                      AnswerThink Consulting Group, Inc.
                     1001 Brickell Bay Drive, Suite 3000
                             Miami, Florida 33131
                           Attn:  Corporate Counsel
                           Phone: (305) 375-8005

   We will provide a copy of any of these documents without charge, excluding any exhibits unless the exhibit is specifically listed as an exhibit to the registration statement of which this prospectus forms a part. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means, within two business days after we receive your request.

================================================================================


                                978,644 Shares


                      AnswerThink Consulting Group, Inc.


                                 Common Stock




                           ________________________


                              P R O S P E C T U S

                                March 21, 2000


                           ________________________




================================================================================

                                    PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

          The following table sets forth the estimated expenses payable by AnswerThink in connection with the sale and distribution of the securities being registered.

          SEC Registration Fee................................. $  7,210.88
          Printing and Duplicating Expenses.................... $ 10,000.00
          Legal Fees and Expenses.............................. $ 50,000.00
          Accounting Fees and Expenses......................... $ 10,000.00
          Miscellaneous........................................ $ 10,000.00
          Transfer Agent and Registrar Fees.................... $  2,500.00
                                                                -----------
                           Total............................... $ 80,710.88

_______________________
Item 15. Indemnification of Directors and Officers

          To the fullest extent permitted by the Florida Business Corporation Act (the "Florida Act"), AnswerThink's Articles of Incorporation provide that directors of AnswerThink shall not be personally liable to AnswerThink or its shareholders for monetary damages for breach of fiduciary duty as a director. Generally, the Florida Act permits indemnification of a director or officer upon a determination that he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The Articles of Incorporation and Bylaws of AnswerThink provide for the indemnification of AnswerThink's directors and officers and any person who is or was serving at the request of AnswerThink as a director, officer, employee, partner (limited or general) or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, including service with respect to an employee benefit plan to the fullest extent authorized by, and subject to the conditions set forth in, the Florida Act against all expenses, liabilities and losses (including attorneys' fees, judgments, fines, ERISA taxes, excise taxes, or penalties, charges, expenses and amounts paid or to be paid in settlement), except that AnswerThink will indemnify a director or officer in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by AnswerThink's Board of Directors.

          The indemnification provided under the Bylaws includes the right to be paid by AnswerThink the expenses (including attorneys' fees) in advance of any proceeding for which indemnification may be had in advance of its final disposition, provided that the payment of such expenses (including attorneys' fees) incurred by a director or officer in advance of the final disposition of a proceeding may be made only upon delivery to AnswerThink of an undertaking by or on behalf of such director or officer to repay all amounts so paid in advance if it is ultimately determined that such director or officer is not entitled to be indemnified. Pursuant to the Bylaws, if a claim for indemnification is not paid by AnswerThink within 60 days after a written claim has been received by AnswerThink, the claimant may at any time thereafter bring an action against AnswerThink to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant will be entitled to be paid also the expense of prosecuting such action. Under the Articles of Incorporation, AnswerThink has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of AnswerThink, or is or was serving at the request of AnswerThink as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against such person or incurred by such person in any such capacity, or arising out of such person's status as such, whether or not AnswerThink would have the power to indemnify such person against such liability under the provisions of the Florida Act. AnswerThink maintains director and officer liability insurance on behalf of its directors and officers.

          The foregoing indemnity and insurance provisions have the effect of reducing directors' and officers' exposure to personal liability for actions taken in connection with their respective positions.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of AnswerThink pursuant to the foregoing provisions, or otherwise, AnswerThink has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by AnswerThink of expenses incurred or paid by a director, officer or controlling person of AnswerThink in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, AnswerThink will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Item 16. Exhibits and Financial Statement Schedules

          (a)  Exhibits

  Exhibit
    No.                            Exhibit Description
  -------                          -------------------
   4.1 Form of Common Stock Certificate of the Registrant (incorporated by reference to Exhibit 4.1 to the Registrant's Registration Statement on Form 8-A (File No. 000-24343), as filed with the SEC on May 21,
             1998).

   5    +    Opinion of Frank A. Zomerfeld, Esq. as to the validity of the securities registered hereunder.
   23.1 +    Consent of Frank A. Zomerfeld, Esq. (included as part of Exhibit
             5).
   23.2 +    Consent of Independent Certified Public Accountants
             (PricewaterhouseCoopers LLP).
   23.3 +    Consent of Independent Certified Public Accountants
             (PricewaterhouseCoopers LLP).
   23.4 +    Consent of Independent Auditors (Ernst & Young, LLP).
   23.5 +    Consent of Independent Auditors (Ernst & Young, LLP).
   23.6 +    Consent of Independent Auditors (Arthur Andersen, LLP).
   24   +    Power of Attorney (included in the signature page).
  -------
   + Previously filed.


          (b)  Financial Statement Schedules.

          Schedules not listed above have been omitted because they are inapplicable or the information required to be set forth therein is contained, or incorporated by reference, in our consolidated financial statements or notes thereto.

Item 17. Undertakings

         The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above or otherwise, the registrant has been advised, that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on March 21, 2000.


                              ANSWERTHINK CONSULTING GROUP, INC.


                              By: /s/ Ted A. Fernandez
                                 --------------------------
                                  Ted A. Fernandez
                                  Chairman of the Board and Chief
                                  Executive Officer



          Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on March 21, 2000.

Name:                                  Title:
----                                   -----

/s/ Ted A. Fernandez                   Chairman of the Board and                     March 21, 2000
------------------------------         Chief Executive Officer
Ted A. Fernandez                       (Principal Executive Officer)

              *                        President                                     March 21, 2000
------------------------------
Allan R. Frank

/s/ John F. Brennan                    Executive Vice President,                     March 21, 2000
------------------------------         Chief Financial Officer
John F. Brennan                        (Principal Accounting and Financial Officer)

              *                        Executive Vice President,                     March 21, 2000
------------------------------         Sales and Marketing and Director
Ulysses S. Knotts, III

              *                        Director                                      March 21, 2000
------------------------------
Fernando Montero

              *                        Director                                      March 21, 2000
------------------------------
Edmund R. Miller

         *
______________________________
Jeffrey E. Keisling                    Director                                      March 21, 2000

         *
______________________________         Director                                      March 21, 2000
Bruce V. Rauner

         *
______________________________         Director                                      March 21, 2000
William C. Kessinger

         *
______________________________         Director                                      March 21, 2000
Alan T. G. Wix


*By:/s/ John F. Brennan
    __________________________         Director                                      March 21, 2000
    John F. Brennan
    Attorney-in-fact

                               INDEX TO EXHIBITS

  Exhibit
    No.                            Exhibit Description
  -------                          -------------------
   4.1 Form of Common Stock Certificate of the Registrant (incorporated by reference to Exhibit 4.1 to the Registrant's Registration Statement on Form 8-A (File No. 000-24343), as filed with the SEC on May 21,
             1998).

   5    +    Opinion of Frank A. Zomerfeld, Esq. as to the validity of the securities registered hereunder.

   23.1 +    Consent of Frank A. Zomerfeld, Esq. (included as part of Exhibit
             5).

   23.2 +    Consent of Independent Certified Public Accountants
             (PricewaterhouseCoopers LLP).

   23.3 +    Consent of Independent Certified Public Accountants
             (PricewaterhouseCoopers LLP).

   23.4 +    Consent of Independent Auditors (Ernst & Young, LLP).

   23.5 +    Consent of Independent Auditors (Ernst & Young, LLP).

   23.6 +    Consent of Independent Auditors (Arthur Andersen, LLP).

   24   +    Power of Attorney (included in the signature page).

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+ Previously filed.